MPLX LP Reports Second-Quarter 2020 Financial Results

•	Reported net income attributable to MPLX of $648 million and adjusted EBITDA attributable to MPLX of $1.2 billion

•	Generated $1.1 billion in net cash provided by operating activities and reported distribution coverage of 1.39x

•	Maintained quarterly distribution of $0.6875 per common unit

•	On-track to reduce forecasted 2020 capital spending by over $700 million and operating expense by approximately $200 million

•	Maintaining goal to achieve positive free cash flow, after capital investments and distributions, for 2021

FINDLAY, Ohio, Aug. 3, 2020 - MPLX LP (NYSE: MPLX) today reported second-quarter 2020 net income attributable to MPLX of $648 million, compared with net income of $482 million for the second quarter of 2019. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1.2 billion, compared with $1.2 billion in the second quarter of 2019.

The Logistics and Storage (L&S) segment reported segment income from operations of $681 million and adjusted EBITDA of $839 million for the quarter, up $6 million and $18 million, respectively, versus the second quarter of last year. The Gathering and Processing (G&P) segment reported segment income from operations of $197 million and adjusted EBITDA of $388 million for the quarter, down $13 million and $40 million, respectively, versus the second quarter of last year.

During the quarter, MPLX generated $1.1 billion in net cash provided by operating activities and $1.0 billion of distributable cash flow. Distribution coverage was 1.39x for the second quarter of 2020. MPLX also announced a second-quarter 2020 distribution of $0.6875 per common unit, consistent with the prior quarter.

"The challenges created by the COVID pandemic continued during our second quarter,” said Michael J. Hennigan, president and chief executive officer. “Significantly lower levels of demand for crude and refined products decreased the need for our logistics and storage services, while production curtailments in response to lower prices pressured the gathering and processing systems we operate. However, the progress we made on the proactive steps we announced last quarter helped offset some of these challenges. We continue to believe we will be able to generate a stable level of EBITDA to support our goal of achieving positive free cash flow, after capital investments and distributions, for 2021."

Financial Highlights

	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per unit and ratio data)	2020	2019	2020	2019
Net (loss) income attributable to MPLX(a)	$648	$482	$(2,076)	$985
Adjusted net income attributable to MPLX(b)	N/A	651	N/A	1,334
Adjusted EBITDA attributable to MPLX LP(c)	1,227	1,249	2,521	2,512
Net cash provided by operating activities	1,105	1,101	2,114	1,954
Distributable cash flow attributable to MPLX LP(c)	1,027	1,007	2,105	2,028
Distribution per common unit(d)	$0.6875	$0.6675	$1.3750	$1.3250
Distribution coverage ratio(e)	1.39x	1.41x	1.42x	1.62x
Consolidated debt to adjusted EBITDA(f)	4.1x	3.9x	N/A	N/A

(a)
The six months ended June 30, 2020 includes impairments related to equity method investments of approximately $1.3 billion, goodwill impairment of approximately $1.8 billion and long-lived asset impairments of approximately $0.3 billion, all within our G&P operating segment.

(b)	Includes net income attributable to predecessor for the three and six months ended June 30, 2019. The predecessor period represents the period prior to MPLX's acquisition of ANDX on July 30, 2019.

(c)
Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation below. Includes adjusted EBITDA and DCF adjustments attributable to predecessor. For the three and six months ended June 30, 2019, adjusted EBITDA attributable to MPLX LP excluding predecessor results was $920 million and $1,850 million, respectively.

(d)	Distributions declared by the board of directors of MPLX's general partner.

(e)
DCF attributable to GP and LP unitholders (including DCF attributable to predecessor) divided by total GP and LP distributions declared. For the six months ended June 30, 2019, DCF attributable to predecessor has been included with no corresponding distribution being declared by MPLX for the first quarter of 2019, resulting in a distribution coverage ratio of 1.62x.

(f)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. See reconciliation below. 2019 is shown as historically presented and has not been adjusted for predecessor impacts.

Segment Results (including predecessor)

(In millions)	Three Months Ended June 30		Six Months Ended June 30
Segment income (loss) from operations (unaudited)	2020	2019	2020	2019
Logistics and Storage	$681	$675	$1,404	$1,362
Gathering and Processing	197	210	(3,012)	435

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage	839	821	1,711	1,649
Gathering and Processing	$388	$428	$810	$863

Logistics & Storage

L&S segment income from operations and segment adjusted EBITDA for the second quarter of 2020 increased by $6 million and $18 million, respectively, compared to the same period in 2019. Results for the quarter were impacted by lower demand due to the COVID-19 pandemic, which was more than offset by lower operating expenses, minimum volume commitments, and additional marine equipment placed in service.

Total pipeline throughputs were 4.3 million barrels per day in the second quarter, a decrease of 15% versus the same quarter of 2019. The average tariff rate was $0.94 per barrel for the quarter. Terminal throughput was 2.4 million barrels per day for the quarter, a decrease of 26% versus the same quarter of 2019.

Gathering & Processing

G&P segment income from operations and segment adjusted EBITDA for the second quarter of 2020 decreased by $13 million and $40 million, respectively, compared to the same period in 2019. Results for the quarter were primarily impacted by lower commodity prices and production curtailments and shut-ins. In the second quarter of 2020:

•	Gathered volumes averaged 5.5 billion cubic feet per day (bcf/d), an 8% decrease versus the second quarter of 2019.

•	Processed volumes averaged 8.5 bcf/d, a 1% decrease versus the second quarter of 2019.

•
Fractionated volumes averaged 543 thousand barrels per day, a 5% increase versus the second quarter of 2019. The increase was primarily driven by higher volumes from the expansion at the Sherwood complex, completed during the fourth quarter of 2019.

In the Marcellus and Utica:

•	Gathered volumes averaged 3.3 bcf/d in the second quarter, a 1% decrease versus the second quarter of 2019.

•	Processed volumes averaged 6.1 bcf/d in the second quarter, a 1% increase versus the second quarter of 2019.

•	Fractionated volumes averaged 495 thousand barrels per day in the second quarter, a 3% increase versus the second quarter of 2019.

Strategic Update

MPLX has made significant progress to reduce forecasted annual operating expenses by approximately $200 million, net maintenance capital spending by $100 million to approximately $150 million, and growth capital spending by over $600 million to approximately $900 million.

In the L&S segment, MPLX continues to advance its strategy of creating integrated crude oil and natural gas logistics systems from the Permian to the U.S. Gulf Coast. The Wink-to-Webster crude oil pipeline, in which MPLX has an equity interest, remains on schedule to be completed in the first half of 2021. The 36-inch diameter pipeline, of which 100% of the contractible capacity is committed with minimum volume commitments, will originate in the Permian Basin and have destination points in the Houston market, including the Marathon Petroleum Corporation (NYSE: MPC) Galveston Bay refinery.

Also in the Permian, the Whistler Pipeline is being designed to transport approximately 2 bcf/d of natural gas from Waha, Texas, to the Agua Dulce market in south Texas, ultimately reaching MPC’s Galveston Bay refinery. MPLX has an equity interest in Whistler, which is expected to be placed in service in the second half of 2021. Whistler is more than 90% committed with minimum volume commitments. During the quarter, MPLX, along with its partners, secured project financing for the Whistler Pipeline. Lower capital spend related to this financing was already factored into the company's reduced 2020 growth capital target.

This quarter, MPLX, WhiteWater Midstream, and West Texas Gas, Inc. (WTG) formed a joint venture (JV) to provide natural gas liquids (NGL) takeaway capacity from MPLX and WTG gas processing plants to Sweeny, Texas. The JV utilizes existing infrastructure with limited new construction and is a capital-efficient solution to support producer customers.

Additionally, MPLX entered into a redemption agreement with MPC, in which MPLX agreed to transfer the Western wholesale distribution business, which it acquired as a result of its acquisition of Andeavor Logistics, to MPC in exchange for the redemption of $340 million of MPLX common units held by MPC. The transaction, which was signed and closed on July 31, leaves MPLX with the fuels distribution business acquired from MPC in 2018.

Yesterday, MPC announced an agreement with 7-Eleven to sell Speedway for $21 billion in cash. MPC expects to use proceeds from the sale to strengthen its balance sheet and return capital to shareholders.  The arrangement includes a 15-year fuel supply agreement for approximately 7.7 billion gallons of fuel per year and the opportunity to supply additional 7-Eleven locations.

MPC also announced the indefinite idling of the Gallup and Martinez refineries, and announced it is evaluating the strategic repositioning of Martinez to a renewable diesel facility.

Financial Position and Liquidity

As of June 30, 2020, MPLX had $67 million in cash, $2.7 billion available through its bank revolving credit facility expiring in July 2024 and $1.5 billion available through its intercompany loan agreement with MPC. The company's leverage ratio was 4.1x at June 30, 2020. MPLX remains committed to maintaining an investment-grade credit profile.

Conference Call

At 11 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at http://www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related material, will also be available online prior to the conference call and webcast at http://ir.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets, and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Evan Barbosa, Manager, Investor Relations
Jim Mallamaci, Manager, Investor Relations

Media Contacts:
Hamish Banks, Vice President, Communications (419) 421-2521
Jamal Kheiry, Manager, Communications (419) 421-3312

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA and consolidated debt to last twelve months pro forma adjusted EBITDA, which we refer to as our leverage ratio, distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) net interest and other financial costs; (vi) income from equity method investments; (vii) distributions and adjustments related to equity method investments; (viii) unrealized derivative gains and losses; (ix) acquisition costs; (x) noncontrolling interest and (xi) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; (iv) equity method investment capital expenditures paid out; and (v) other non-cash items.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (MPLX). These forward-looking statements relate to, among other things, MPLX’s expectations, estimates and projections concerning the business and operations, financial priorities and strategic plans of MPLX. These statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: the effects of the recent outbreak of COVID-19 and the adverse impact thereof on our business, financial condition, results of operations and cash flows, including our growth, operating costs, labor availability, logistical capabilities, customer demand for our services and industry demand generally, cash position, taxes, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally; the ability to reduce capital and operating expenses; the risk of further impairments; the risk that anticipated opportunities and any other synergies from or anticipated benefits of the Andeavor Logistics LP (ANDX) acquisition may not be fully realized or may take longer to realize than expected, including whether the transaction will be accretive within the expected timeframe or at all; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of ANDX; the amount and timing of future distributions; negative capital market conditions, including an increase of the current yield on common units; the ability to achieve strategic and financial objectives, including positive free cash flow in 2021, and with respect to distribution coverage, future distribution levels, proposed projects and completed transactions; the success of MPC’s portfolio optimization, including the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt on commercially reasonable terms, and the ability to successfully execute business plans, growth strategies and self-funding models; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions as a result of the COVID-19 pandemic, other infectious disease outbreaks or otherwise; non-payment or non-performance by our producer and other customers; changes to the expected construction costs and timing of projects and planned investments, and the ability to obtain regulatory and other approvals with respect thereto; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to financial policies, capital budgets, and earnings and distributions; the ability to manage disruptions in credit markets or changes to credit ratings; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; other risk factors inherent to MPLX’s industry; risks related to MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2019, and in Forms 10-Q and other filings, filed with Securities and Exchange Commission (SEC).

Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: the effects of the recent outbreak of COVID-19 and the adverse impact thereof on the business, financial condition, results of operations and cash flows, including, but not limited to, growth, operating costs, labor availability, logistical capabilities, customer demand for products and industry demand generally, margins, inventory value, cash position, taxes, the price of securities and trading markets with respect thereto, the ability to access capital markets, and the global economy and financial markets generally; the effects of the recent outbreak of COVID-19, and the current economic environment generally, on working capital, cash flows and liquidity, which can be significantly affected by decreases in commodity prices; the ability to reduce capital and operating expenses; with respect to the planned Speedway sale, the ability to successfully complete the sale within the expected timeframe or at all, based on numerous factors, including our ability to satisfy customary conditions, including obtaining regulatory approvals on the proposed terms and schedule, and any conditions imposed in connection with the consummation of the transaction, our ability to utilize the proceeds as anticipated, and our ability to capture value from the associated ongoing supply relationship and realize the other expected benefits; the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; disruption from the Andeavor transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor; risks related to the acquisition of ANDX by MPLX, including the risk that anticipated opportunities and any other synergies from or anticipated benefits of the transaction may not be fully realized or may take longer to realize than expected, including whether the transaction will be accretive within the expected timeframe or at all, or disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the risk of further impairments; the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income and earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental and maintenance expenditures; general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of such repurchases; the adequacy of capital resources and liquidity, including availability, timing and amounts of free cash flow necessary to execute business plans and to effect any share repurchases or to maintain or increase the dividend; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions as a result of the COVID-19 pandemic, other infectious disease outbreaks or otherwise; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2019, and in Forms 10-Q and other filings, filed with the SEC.

We have based our forward-looking statements on our current expectations, estimates and projections about our business and industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law. Copies of MPLX's Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Results of Operations (unaudited)	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per unit data)	2020	2019	2020	2019
Revenues and other income:
Operating revenue	$803	$927	$1,719	$1,890
Operating revenue - related parties	1,124	1,169	2,319	2,338
Income (loss) from equity method investments	89	83	(1,095)	160
Other income	65	31	130	57
Total revenues and other income	2,081	2,210	3,073	4,445
Costs and expenses:
Operating expenses	435	548	973	1,118
Operating expenses - related parties	321	349	643	670
Depreciation and amortization	321	313	646	614
Impairment expense	—	—	2,165	—
General and administrative expenses	96	90	193	191
Other taxes	30	25	61	55
Total costs and expenses	1,203	1,325	4,681	2,648
Income (loss) from operations	878	885	(1,608)	1,797
Interest and other financial costs	223	229	453	453
Income (loss) before income taxes	655	656	(2,061)	1,344
(Benefit) provision for income taxes	—	(1)	—	(2)
Net income (loss)	655	657	(2,061)	1,346
Less: Net income attributable to noncontrolling interests	7	6	15	12
Less: Net income attributable to Predecessor	—	169	—	349
Net income (loss) attributable to MPLX LP	648	482	(2,076)	985
Less: Series A preferred unit distributions	21	21	41	41
Less: Series B preferred unit distributions	10	—	21	—
Limited partners’ interest in net income (loss) attributable to MPLX LP	$617	$461	$(2,138)	$944

Per Unit Data
Net income (loss) attributable to MPLX LP per limited partner unit:
Common - basic	$0.58	$0.56	$(2.02)	$1.16
Common - diluted	$0.58	$0.55	$(2.02)	$1.16
Weighted average limited partner units outstanding:
Common units – basic	1,059	794	1,059	794
Common units – diluted	1,059	795	1,059	795

Select Financial Statistics (unaudited)	Three Months Ended June 30		Six Months Ended June 30
(In millions, except ratio data)	2020	2019	2020	2019
Common unit distributions declared by MPLX
Common units (LP) - public(a)	$270	$261	$540	$452
Common units - MPC(a)	445	431	903	763
Total GP and LP distribution declared	715	692	1,443	1,215

Preferred unit distributions(b)
Series A preferred unit distributions(c)	21	21	41	41
Series B preferred unit distributions(d)	10	21	21	21
Total preferred unit distributions	31	42	62	62

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(e)(f)	1,227	1,249	2,521	2,512
DCF attributable to GP and LP unitholders(e)(f)	$996	$975	$2,043	$1,966
Distribution coverage ratio(g)	1.39x	1.41x	1.42x	1.62x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,105	$1,101	$2,114	$1,954
Investing activities	(415)	(739)	(777)	(1,439)
Financing activities	$(680)	$(452)	$(1,285)	$(568)

(a)
The distribution on common units for the three and six months ended June 30, 2019 includes the impact of the issuance of approximately 102 million units issued to public unitholders and approximately 161 million units issued to MPC in connection with MPLX's acquisition of ANDX on July 30, 2019.

(b)
Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred assuming a distribution is declared by the Board of Directors (distributions on Series B preferred units are declared and payable semi-annually on February 15th and August 15th or the first business day thereafter). Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.

(c)
Series A preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event which is outside our control. These units rank senior to all common units with respect to distributions and rights upon liquidation and effective May 13, 2018, on an as-converted basis, preferred unit holders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units.

(d)
Series B preferred unitholders are entitled to receive a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears on February 15 and August 15 or the first business day thereafter.

(e)	Non-GAAP measure. See reconciliation below.

(f)
Includes predecessor EBITDA and DCF that is attributable to the period prior to the acquisition date of July 30, 2019. For the three and six months ended June 30, 2019, adjusted EBITDA attributable to MPLX LP excluding predecessor results was $920 million and $1,850 million respectively.

(g)
DCF attributable to GP and LP unitholders (including DCF attributable to predecessor) divided by total GP and LP distribution declared. For the six months ended June 30, 2019, DCF attributable to predecessor has been included with no corresponding distribution being declared by MPLX for the first quarter of 2019, resulting in a distribution coverage ratio of 1.62x.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	June 30, 2020	December 31, 2019
Cash and cash equivalents	$67	$15
Total assets	37,022	40,430
Total long-term debt(a)	20,559	20,307
Redeemable preferred units	968	968
Total equity	$13,262	$16,613
Consolidated total debt to adjusted EBITDA(b)	4.1x	4.1x

Partnership units outstanding:
MPC-held common units	666	666
Public common units	393	392

(a)	Outstanding intercompany borrowings were zero as of June 30, 2020 and $594 million as of December 31, 2019. Includes current portion of long-term debt.

(b)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $379 million and $406 million of unamortized discount and debt issuance costs as of June 30, 2020 and December 31, 2019, respectively.

Operating Statistics (unaudited)(a)	Three Months Ended June 30			Six Months Ended June 30
	2020	2019	% Change	2020	2019	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	2,733	3,242	(16)%	2,971	3,174	(6)%
Product pipelines	1,586	1,867	(15)%	1,746	1,882	(7)%
Total pipelines	4,319	5,109	(15)%	4,717	5,056	(7)%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.99	$0.88	13%	$0.96	$0.92	4%
Product pipelines	0.84	0.75	12%	0.81	0.72	13%
Total pipelines	$0.94	$0.83	13%	0.90	0.84	7%

Terminal throughput (mbpd)	2,420	3,287	(26)%	2,693	3,253	(17)%

Barges at period-end	305	261	17%	305	261	17%
Towboats at period-end	23	23	—%	23	23	—%

(a)	Statistics for the three and six months ended June 30, 2019 are inclusive of predecessor operations.

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended June 30			Six Months Ended June 30
	2020	2019	% Change	2020	2019	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,385	1,266	9%	1,402	1,274	10%
Utica Operations(b)	—	—	—%	—	—	—%
Subtotal	1,385	1,266	9%	1,402	1,274	10%
Southwest Operations	1,365	1,617	(16)%	1,461	1,600	(9)%
Bakken Operations	126	147	(14)%	141	150	(6)%
Rockies Operations	495	649	(24)%	544	644	(16)%
Total gathering throughput	3,371	3,679	(8)%	3,548	3,668	(3)%

Natural gas processed (mmcf/d)
Marcellus Operations	4,112	4,216	(2)%	4,155	4,185	(1)%
Utica Operations(b)	—	—	—%	—	—	—%
Subtotal	4,112	4,216	(2)%	4,155	4,185	(1)%
Southwest Operations	1,412	1,558	(9)%	1,530	1,578	(3)%
Southern Appalachian Operations	223	243	(8)%	233	239	(3)%
Bakken Operations	126	147	(14)%	141	150	(6)%
Rockies Operations	516	585	(12)%	528	578	(9)%
Total natural gas processed	6,389	6,749	(5)%	6,587	6,730	(2)%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	464	440	5%	460	430	7%
Utica Operations(b)	—	—	—%	—	—	—%
Subtotal	464	440	5%	460	430	7%
Southwest Operations	13	3	333%	14	10	40%
Southern Appalachian Operations	12	12	—%	12	12	—%
Bakken Operations	19	21	(10)%	25	18	39%
Rockies Operations	4	3	33%	4	4	—%
Total C2 + NGLs fractionated	512	479	7%	515	474	9%

(a)
Includes operating data for entities that have been consolidated into the MPLX financial statements. Statistics for the three and six months ended June 30, 2019 are inclusive of predecessor operations.

(b)
The Utica region relates to operations for partnership-operated equity method investments and thus does not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended June 30			Six Months Ended June 30
	2020	2019	% Change	2020	2019	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,385	1,266	9%	1,402	1,274	10%
Utica Operations	1,903	2,066	(8)%	1,852	2,087	(11)%
Subtotal	3,288	3,332	(1)%	3,254	3,361	(3)%
Southwest Operations	1,393	1,617	(14)%	1,497	1,600	(6)%
Bakken Operations	126	147	(14)%	141	150	(6)%
Rockies Operations	683	852	(20)%	729	839	(13)%
Total gathering throughput	5,490	5,948	(8)%	5,621	5,950	(6)%

Natural gas processed (mmcf/d)
Marcellus Operations	5,516	5,202	6%	5,519	5,175	7%
Utica Operations	585	823	(29)%	616	820	(25)%
Subtotal	6,101	6,025	1%	6,135	5,995	2%
Southwest Operations	1,510	1,558	(3)%	1,595	1,578	1%
Southern Appalachian Operations	223	243	(8)%	233	239	(3)%
Bakken Operations	126	147	(14)%	141	150	(6)%
Rockies Operations	516	585	(12)%	528	578	(9)%
Total natural gas processed	8,476	8,558	(1)%	8,632	8,540	1%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	464	440	5%	460	430	7%
Utica Operations	31	40	(23)%	33	43	(23)%
Subtotal	495	480	3%	493	473	4%
Southwest Operations	13	3	333%	14	10	40%
Southern Appalachian Operations	12	12	—%	12	12	—%
Bakken Operations	19	21	(10)%	25	18	39%
Rockies Operations	4	3	33%	4	4	—%
Total C2 + NGLs fractionated	543	519	5%	548	517	6%

(a)
Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments. Statistics for the three and six months ended June 30, 2019 are inclusive of predecessor operations.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2020	2019	2020	2019
L&S segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	$839	$821	$1,711	$1,649
G&P segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	388	428	810	863
Adjusted EBITDA attributable to MPLX LP (including predecessor results)	1,227	1,249	2,521	2,512
Depreciation and amortization	(321)	(313)	(646)	(614)
Benefit (provision) for income taxes	—	1	—	2
Amortization of deferred financing costs	(15)	(12)	(29)	(19)
Non-cash equity-based compensation	(3)	(5)	(8)	(12)
Impairment expense	—	—	(2,165)	—
Net interest and other financial costs	(208)	(217)	(424)	(434)
Income (loss) from equity method investments(a)	89	83	(1,095)	160
Distributions/adjustments related to equity method investments	(115)	(132)	(239)	(254)
Unrealized derivative (losses) gains(b)	(6)	—	9	(4)
Acquisition costs	—	(4)	—	(5)
Other	(1)	—	(2)	—
Adjusted EBITDA attributable to noncontrolling interests	8	7	17	14
Net income (loss)	$655	$657	$(2,061)	$1,346

(a)	Includes impairment charges of $1,264 million for the six months ended June 30, 2020.

(b)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2020	2019	2020	2019
L&S segment income from operations	$681	$675	$1,404	$1,362
Depreciation and amortization	138	134	276	260
Income from equity method investments	(40)	(54)	(90)	(99)
Distributions/adjustments related to equity method investments	57	60	114	114
Acquisition costs	—	4	—	5
Non-cash equity-based compensation	2	2	5	7
Other	1	—	2	—
L&S segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	839	821	1,711	1,649
L&S predecessor segment adjusted EBITDA attributable to MPLX LP	—	(251)	—	(520)
L&S segment adjusted EBITDA attributable to MPLX LP	$839	$570	$1,711	$1,129

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2020	2019	2020	2019
G&P segment income (loss) from operations	$197	$210	$(3,012)	$435
Depreciation and amortization	183	179	370	354
Impairment expense	—	—	2,165	—
(Income) loss from equity method investments	(49)	(29)	1,185	(61)
Distributions/adjustments related to equity method investments	58	72	125	140
Unrealized derivative losses (gains)(a)	6	—	(9)	4
Non-cash equity-based compensation	1	3	3	5
Adjusted EBITDA attributable to noncontrolling interest	(8)	(7)	(17)	(14)
G&P segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	388	428	810	863
G&P predecessor segment adjusted EBITDA attributable to MPLX LP	—	(78)	—	(142)
G&P segment adjusted EBITDA attributable to MPLX LP	$388	$350	$810	$721

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (Loss) (unaudited)	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2020	2019	2020	2019
Net income (loss)	$655	$657	$(2,061)	$1,346
(Benefit) provision for income taxes	—	(1)	—	(2)
Amortization of deferred financing costs	15	12	29	19
Net interest and other financial costs	208	217	424	434
Income (loss) from operations	878	885	(1,608)	1,797
Depreciation and amortization	321	313	646	614
Non-cash equity-based compensation	3	5	8	12
Impairment expense	—	—	2,165	—
(Income) loss from equity method investments	(89)	(83)	1,095	(160)
Distributions/adjustments related to equity method investments	115	132	239	254
Unrealized derivative losses (gains)(a)	6	—	(9)	4
Acquisition costs	—	4	—	5
Other	1	—	2	—
Adjusted EBITDA	1,235	1,256	2,538	2,526
Adjusted EBITDA attributable to noncontrolling interests	(8)	(7)	(17)	(14)
Adjusted EBITDA attributable to predecessor(b)	—	(329)	—	(662)
Adjusted EBITDA attributable to MPLX LP	1,227	920	2,521	1,850
Deferred revenue impacts	40	22	63	31
Net interest and other financial costs	(208)	(217)	(424)	(434)
Maintenance capital expenditures	(33)	(62)	(67)	(99)
Maintenance capital expenditures reimbursements	6	9	20	16
Equity method investment capital expenditures paid out	(4)	(4)	(11)	(8)
Other	(1)	10	3	10
Portion of DCF adjustments attributable to predecessor(b)	—	63	—	132
DCF attributable to MPLX LP	1,027	741	2,105	1,498
Preferred unit distributions(c)	(31)	(32)	(62)	(62)
DCF attributable to GP and LP unitholders (excluding predecessor results)	996	709	2,043	1,436
Adjusted EBITDA attributable to predecessor(b)	—	329	—	662
Portion of DCF adjustments attributable to predecessor(b)	—	(63)	—	(132)
DCF attributable to GP and LP unitholders (including predecessor results)	$996	$975	$2,043	$1,966

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders prior to the acquisition date.

(c)
Includes MPLX distributions declared on the Series A and Series B preferred units as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually) assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.

Reconciliation of Net Income to LTM Pro forma adjusted EBITDA (unaudited)	Three Months Ended June 30
(In millions)	2020	2019
LTM Net (loss) income	$(1,945)	$1,952
LTM Net income to adjusted EBITDA adjustments	6,950	1,746
LTM Adjusted EBITDA attributable to MPLX LP	5,005	3,698
LTM Pro forma/Predecessor adjustments for acquisitions	108	2
LTM Pro forma adjusted EBITDA	5,113	3,700
Consolidated debt	$20,938	$14,517
Consolidated debt to adjusted EBITDA(a)	4.1x	3.9x

(a)	2019 is shown as historically presented and has not been adjusted for predecessor impacts.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2020	2019	2020	2019
Net cash provided by operating activities	$1,105	$1,101	$2,114	$1,954
Changes in working capital items	(100)	(84)	12	112
All other, net	4	8	(26)	(7)
Non-cash equity-based compensation	3	5	8	12
Net (loss) gain on disposal of assets	(1)	3	(1)	2
Current income taxes	1	(1)	1	—
Net interest and other financial costs	208	217	424	434
Asset retirement expenditures	—	1	—	1
Unrealized derivative losses (gains)(a)	6	—	(9)	4
Acquisition costs	—	4	—	5
Other adjustments related to equity method investments	8	2	13	9
Other	1	—	2	—
Adjusted EBITDA	1,235	1,256	2,538	2,526
Adjusted EBITDA attributable to noncontrolling interests	(8)	(7)	(17)	(14)
Adjusted EBITDA attributable to predecessor(b)	—	(329)	—	(662)
Adjusted EBITDA attributable to MPLX LP	1,227	920	2,521	1,850
Deferred revenue impacts	40	22	63	31
Net interest and other financial costs	(208)	(217)	(424)	(434)
Maintenance capital expenditures	(33)	(62)	(67)	(99)
Maintenance capital expenditures reimbursements	6	9	20	16
Equity method investment capital expenditures paid out	(4)	(4)	(11)	(8)
Other	(1)	10	3	10
Portion of DCF adjustments attributable to predecessor(b)	—	63	—	132
DCF attributable to MPLX LP	1,027	741	2,105	1,498
Preferred unit distributions(c)	(31)	(32)	(62)	(62)
DCF attributable to GP and LP unitholders (excluding predecessor results)	996	709	2,043	1,436
Adjusted EBITDA attributable to predecessor(b)	—	329	—	662
Portion of DCF adjustments attributable to predecessor(b)	—	(63)	—	(132)
DCF attributable to GP and LP unitholders (including predecessor results)	$996	$975	$2,043	$1,966

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders prior to the acquisition date.

(c)
Includes MPLX distributions declared on the Series A and Series B preferred units as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually) assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.

Capital Expenditures (unaudited)	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2020	2019	2020	2019
Capital Expenditures:
Maintenance	$33	$62	$67	$99
Maintenance reimbursements	(6)	(9)	(20)	(16)
Growth	185	494	469	961
Growth reimbursements	—	(7)	—	(12)
Total capital expenditures	212	540	516	1,032
Less: Increase (decrease) in capital accruals	(111)	(6)	(172)	(77)
Asset retirement expenditures	—	1	—	1
Additions to property, plant and equipment, net(a)	323	545	688	1,108
Investments in unconsolidated affiliates	131	188	222	323
Acquisitions	—	(5)	—	(6)
Total capital expenditures and acquisitions	454	728	910	1,425
Less: Maintenance capital expenditures (including reimbursements)	27	53	47	83
Acquisitions	—	(5)	—	(6)
Total growth capital expenditures(b)	$427	$680	$863	$1,348

(a)
This amount is represented in the Consolidated Statements of Cash Flows as Additions to property, plant and equipment after excluding growth and maintenance reimbursements. Reimbursements are shown as Contributions from MPC within the Financing activities section of the Consolidated Statements of Cash Flows.

(b)
Amount excludes contributions from noncontrolling interests of $94 million for the six months ended June 30, 2019, as reflected in the financing section of our statement of cash flows. Also excludes a $69 million return of capital from our Wink to Webster Pipeline joint venture in the first quarter of 2020 and a $41 million return of capital from our Whistler Pipeline joint venture in the second quarter of 2020. These are reflected in the investing section of our statement of cash flows for the six months ended June 30, 2020. The table below shows our 2020 adjusted growth capital expenditures which excludes the impact of changes in capital accruals and capitalized interest and also factors in any contributions from noncontrolling interests.

2020 adjusted growth capital expenditures	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
(In millions)
Total growth capital expenditures	$427	$863
Decrease in capital accruals	(111)	(172)
Capitalized interest	(9)	(21)
Return of Capital	(41)	(110)
Contributions from noncontrolling interests	—	—
Total adjusted growth capital expenditures	$266	$560